Exhibit 99.1
G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES ACQUISITION OF ASSETS OF WILSONS LEATHER OUTLET STORES
— Acquires 116 Outlet Store Locations, Assumes Control of Distribution Center Operations —
— Deal Expected to be Accretive This Year —
— Company Revises FY09 Guidance to Reflect Acquisition —
     New York, New York — July 8, 2008 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced that it has acquired certain assets of Wilsons The Leather Experts (Nasdaq: WLSN), a national retailer of leather outerwear and accessories. The assets acquired included 116 outlet store locations, $18.5 million in inventory, distribution center operations and the Wilsons name and other related trademarks and trade names. G-III noted that the total purchase price for the assets acquired was approximately $22.3 million in cash.
     The Company stated that the acquisition was expected to be accretive for fiscal 2009 given the seasonality of the business and the timing of the acquisition.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are excited about this acquisition, which will enable us to have a significant vertical retail operation. We expect to be able to leverage our strong portfolio of brands and our sourcing expertise to re-merchandise the Wilsons stores in order to improve sales and increase margins. Through carefully segregating our retail assortment from our wholesale offerings, we believe we can reenergize the Wilsons outlet stores under our direction without conflict to our existing customer base. We expect to be able to seamlessly create a vertical retail organization and move quickly to realize the benefits of that structure.”
     The Company noted that Joel Waller, former Chief Executive Officer of Wilsons The Leather Experts, would return as President of G-III’s outlet store division. Mr. Waller will lead approximately 900 employees in store operations, merchandising, distribution, real estate, human resources and accounting in Minneapolis, Minnesota.

     Mr. Goldfarb continued, “We believe that there is an excellent opportunity to return this business to improved levels of profitability and to place it on a growth trajectory. During a thirty year business relationship with Joel Waller, I have developed a profound level of confidence in Joel and believe that he will prove to be an excellent leader for an organization and a concept with which he is already deeply familiar.”
Outlook
     The Company today revised its guidance for fiscal 2009, the fiscal year ending January 31, 2009, as a result of the acquisition of the Wilsons outlet stores. The Company now expects fiscal 2009 net sales in the range of $720 million to $730 million, compared to its prior expectation for net sales in a range from $650 million to $660 million. The Company also now anticipates net income for fiscal 2009 in the range of $23.5 million to $24.4 million, or $1.35 to $1.40 per diluted share. This compares to its prior expectation for net income of $21.8 million to $22.7 million, or $1.25 to $1.30 per diluted share. The Company noted that the revisions to its forecast did not include any change to its forecast for its base business.
     The Company will host a conference call at 8:30 a.m. ET on July 9, 2008. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to listen to a live webcast. The broadcast will be hosted at www.viavid.net. The G-III webcast can be accessed via the “events” section of the site.
About G-III Apparel Group, Ltd.
     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and our own brands. G-III also operates 116 outlet stores under the Wilsons Leather name. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Dereon, IZOD, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under its own proprietary private labels. Company-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.
Safe Harbor Language
     Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.